                                                                    Exhibit 33.2

                            MANAGEMENT'S ASSERTION ON
                     COMPLIANCE WITH REGULATION AB CRITERIA

     JPMorgan Chase Bank, National Association (the "Asserting Party") is
responsible for assessing compliance as of March 31, 2006 and for the period from March 28, 2006 (date of issuance of the Honda Auto Receivables 2006-1 Owner
Trust) through March 31, 2006 (the "Reporting Period") with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations
(the "CFR"), except for criteria 229.1122(d)1(i) - (iv), 2(i), 2(iii) - (vii),
3(i) and 4(i) - (xv) in the CFR, which the Asserting Party has concluded are not applicable to the servicing of the Honda Auto Receivables 2006-1 Owner Trust asset-backed securitization transaction backed by auto receivables and serviced by the Asserting Party (the "Applicable Servicing Criteria"). The sole asset-backed securitization transaction covered by this report was the Honda
Auto Receivables 2006-1 Owner Trust.

     The Asserting Party has assessed its compliance with the Applicable
Servicing Criteria for the Reporting Period and has concluded that the Asserting
Party has complied, in all material respects, with the Applicable Servicing
Criteria for the Honda Auto Receivables 2006-1 Owner Trust asset-backed securitization transaction backed by auto receivables serviced by the Asserting
Party.

     PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the
Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.

     JPMorgan Chase Bank, N.A., as Indenture Trustee

/s/ Kelly A. Mathieson
-------------------------------------
Kelly A Mathieson, Managing Director
Date: June 20, 2006